Exhibit 99.1

P&F INDUSTRIES REPORTS IMPROVED RESULTS FOR THE THREE AND SIX-MONTH PERIODS ENDED JUNE 30, 2015

MELVILLE, N.Y., August 12, 2015 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and six-month periods ended June 30, 2015. P&F Industries, Inc. is reporting second quarter 2015 revenue of $22,560,000, compared to revenue of $18,268,000, for the second quarter of 2014. For the six-month period ended June 30, 2015, the Company’s revenue increased to $42,386,000, from $34,200,000 during the same period a year ago. The Company is also reporting that its income before taxes was $1,967,000 and $3,198,000, respectively, for the three and six-month periods ended June 30, 2015, compared to $959,000 and $1,678,000, respectively, for the same periods in 2014. Its net income for the three and six-month periods ended June 30, 2015 improved to $1,312,000 and $2,093,000, respectively, from $572,000 and $1,034,000, respectively, for the same periods in the prior year. Lastly, the Company’s basic and diluted earnings per share are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Basic earnings per share	$0.36	$0.15	$0.58	$0.28

Diluted earnings per share	$0.35	$0.15	$0.56	$0.27

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Our revenue, net income and earnings per share this quarter continue to highlight the positive effect our three 2014 acquisitions have had on our results. The AIRCAT and NITROCAT pneumatic tool lines continue to strengthen and expand our presence in the automotive sector. As a result, the Automotive sector revenue at Florida Pneumatic increased more than $2.7 million this quarter, compared to the second quarter of 2014, nearly a nine-fold increase. Further, we have recently begun to market this new line of automotive tools through our Universal Air Tool subsidiary in the United Kingdom, and we remain optimistic that these innovative pneumatic air tools will gain acceptance in Europe. Our team at Hy-Tech continues the process of integrating the complex manufacturing of the ATSCO suite of pneumatic tools into its Cranberry, PA facility. We currently expect that the majority of these tools will be incorporated into the manufacturing cycle sometime late in 2015. Additionally, I wish to point out that Nationwide’s revenue and profits were higher this quarter compared to the second quarter of 2014. Lastly, P&F’s EBITDA for the three and six-month periods ended June 30, 2015 were $2,925,000 and $5,088,000, respectively compared to $1,471,000 and $2,711,000, respectively for the same periods in 2014.”

The Company is reporting the following:

Revenue

	Three months ended June 30,
			Increase (decrease)
	2015	2014	$	%
Tools
Florida Pneumatic	$12,003,000	$8,887,000	$3,116,000	35.1%
Hy-Tech	4,055,000	3,806,000	249,000	6.5
Tools Total	16,058,000	12,693,000	3,365,000	26.5

Hardware
Hardware Total	6,502,000	5,575,000	927,000	16.6

Consolidated	$22,560,000	$18,268,000	$4,292,000	23.5%

	Six months ended June 30,
			Increase (decrease)
	2015	2014	$	%
Tools
Florida Pneumatic	$22,257,000	$16,362,000	$5,895,000	36.0%
Hy-Tech	8,360,000	7,522,000	838,000	11.1
Tools Total	30,617,000	23,884,000	6,733,000	28.2

Hardware
Hardware Total	11,769,000	10,316,000	1,453,000	14.1

Consolidated	$42,386,000	$34,200,000	$8,186,000	23.9%

Tools

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market; retail, Industrial/catalog and the automotive market. It also generates revenue from its Berkley products line as well as a line of air filters and other OEM parts (“Other”).

	Three months ended June 30,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$7,039,000	58.6%	$6,647,000	74.8%	$392,000	5.9%
Automotive	3,041,000	25.3	314,000	3.5	2,727,000	868.5
Industrial/catalog	1,689,000	14.1	1,584,000	17.8	105,000	6.6
Other	234,000	2.0	342,000	3.9	(108,000)	(31.6)
Total	$12,003,000	100.0%	$8,887,000	100.0%	$3,116,000	35.1%

	Six months ended June 30,
	2015		2014		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Retail customers	$12,316,000	55.3%	$11,938,000	73.0%	$378,000	3.2%
Automotive	6,137,000	27.6	610,000	3.7	5,527,000	906.1
Industrial/catalog	3,270,000	14.7	3,089,000	18.9	181,000	5.9
Other	534,000	2.4	725,000	4.4	(191,000)	(26.3)
Total	$22,257,000	100.0%	$16,362,000	100.0%	$5,895,000	36.0%

As illustrated in the table above, when comparing the three-month period ended June 30, 2015, to the same period in the prior year, the most significant factor contributing to Florida Pneumatic’s overall growth is the incremental automotive revenue generated by the Exhaust Technologies, Inc. (“ETI”) and Universal Air Tool Company Limited (“UAT”) acquisitions consummated in July 2014. As a result of the ETI acquisition, Florida Pneumatic now markets the AIRCAT and NITROCAT line of pneumatic air tools, which are primarily targeted to the automotive markets. UAT, located in the United Kingdom, currently enables Florida Pneumatic the opportunity to expand its automotive line of air tools product line into Europe. Currently UAT focuses it sales efforts primarily in the United Kingdom and Ireland. Florida Pneumatic intends to expand UAT to other European countries; however no timetable has been established for this project. With respect to Florida Pneumatic’s Retail customers, during the second quarter of 2015, there was a modest increase, when compared to the same period last year. Industrial/catalog revenue during the second quarter of 2015, was up slightly, compared to the same period in 2014. This increase was due to the sale of a specialty kit, which is not part of Florida Pneumatic’s core suite of products, without which Industrial/catalog revenue would have been down slightly. The Industrial/catalog market remains sluggish, most notably in aerospace and oil and gas exploration and production channels. We believe this weakness may continue. Florida Pneumatic’s Other revenue declined when compared to the same period in 2014, primarily due to Florida Pneumatic’s decision to place greater emphasis on expanding its other product lines.

When comparing the six-month periods ended June 30, 2015 and 2014, again the most significant factor contributing to Florida Pneumatic’s overall revenue increase is the result of its two acquisitions made during the third quarter of 2014. As discussed previously, both ETI and UAT focus their marketing efforts to the automotive sector. As a result, Florida Pneumatic’s Automotive revenue improved by more than $5.5 million during the first half of fiscal 2015, compared to the same period a year ago. When comparing the six-month periods ended June 30, 2015 and 2014, its Retail revenue improved a modest 3.2%, due in large part to greater sales to The Home Depot. Industrial/catalog revenue increased during the first six months of 2015, compared to the same period in 2014, due to the sale of a specialty kit, which is not part of Florida Pneumatic’s core suite of products, without which Industrial/catalog revenue would have been down slightly. The overall Industrial/catalog market remains sluggish, most notably in aerospace and oil and gas exploration, and production channels.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, which now includes the ATSCO brand, as well as distributes a high quality line of complementary sockets, which, in the aggregate make up the “ATP” category.  Hy-Tech Machine products (“Hy-Tech Machine”) are primarily marketed to the mining, construction and industrial manufacturing sectors.

	Three months ended June 30,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$3,022,000	74.5%	$2,602,000	68.4%	$420,000	16.1%
Hy-Tech Machine	389,000	9.6	371,000	9.7	18,000	4.9
Major customer	535,000	13.2	787,000	20.7	(252,000)	(32.0)
Other	109,000	2.7	46,000	1.2	63,000	137.0
Total	$4,055,000	100.0%	$3,806,000	100.0%	$249,000	6.5%

	Six months ended June 30,
	2015		2014		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
ATP	$6,042,000	72.3%	$5,164,000	68.7%	$878,000	17.0%
Hy-Tech Machine	1,053,000	12.6	736,000	9.8	317,000	43.1
Major customer	1,088,000	13.0	1,488,000	19.8	(400,000)	(26.9)
Other	177,000	2.1	134,000	1.7	43,000	32.1
Total	$8,360,000	100.0%	$7,522,000	100.0%	$838,000	11.1%

Hy-Tech’s ATP second quarter 2015 revenue increased compared to the second quarter of 2014. Included in the second quarter of 2015 ATP revenue are sales of ATSCO pneumatic tools, which was acquired during the third quarter of 2014. Partially offsetting this increase was a decline in the sale of drilling motors and related parts and sockets, which we believe was due in large part to the down-turn in oil drilling and exploration. The ordering pattern from Hy-Tech’s Major customer continues to be erratic and unpredictable. We believe the reduction in orders from this customer is due to a decline in its international market. As such, we expect this unpredictability is likely to continue at least for the remainder of 2015. Hy-Tech’s Other revenue category, which focuses on specialty products manufactured for the mining, construction and industrial markets, improved, primarily due to an increase in products shipped to power generation customers in Canada.

Hy-Tech’s ATP revenue for the six-month period ended June 30, 2015 improved when compared to the same period in 2014. The growth in ATP revenue attributable to ATSCO product sales were partially offset by declines in revenue of sockets and drilling motors and parts, as well as a net decline in non-ATSCO tools and parts revenue. We believe, among other factors, the reduction in the price of oil is causing a slow-down in exploration, which in turn is negatively affecting Hy-Tech’s overall revenue. Until such time that major exploration and activity levels return to more optimum levels, it is difficult to predict when this sector of the ATP category will improve. As such, Hy-Tech continues to pursue alternate markets and customers, and focuses on its ATSCO products releases. In line with the aforementioned, Hy-Tech increased its Hy-Tech Machine revenue, when comparing the six-month periods ended June 30, 2015 and 2014, due to a large order shipped during the first quarter of 2015. Lastly, revenue from Hy-Tech’s Major customer during the six-month period ended June 30, 2015 declined when compared to the same period in 2014. As previously stated, we believe that this decline in orders from this customer is due to a slow-down in its international market, which services similar sectors, such as oil and gas exploration.

Hardware

Our Hardware segment, which currently consists of only Nationwide, generates revenue from the sale of Fence and gate hardware, OEM products and Patio hardware.

	Three months ended June 30,
	2015		2014		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$5,452,000	83.9%	$4,652,000	83.4%	$800,000	17.2%
OEM	567,000	8.7	474,000	8.5	93,000	19.6
Patio	483,000	7.4	449,000	8.1	34,000	7.6
Total	$6,502,000	100.0%	$5,575,000	100.0%	$927,000	16.6%

	Six months ended June 30,
	2015		2014		Increase (decrease)
		Percent of		Percent of
	Revenue	revenue	Revenue	revenue	$	%
Fence and gate hardware	$9,646,000	82.0%	$8,584,000	83.2%	$1,062,000	12.4%
OEM	1,209,000	10.2	873,000	8.5	336,000	38.5
Patio	914,000	7.8	859,000	8.3	55,000	6.4
Total	$11,769,000	100.0%	$10,316,000	100.0%	$1,453,000	14.1%

Fence and gate hardware continues to be Nationwide’s primary product line, accounting for 83.9% of its second quarter 2015 revenue. Key drivers that impact Nationwide’s revenue are: (i) housing starts and (ii) renovation and remodeling. Both these drivers continue to improve in 2015, compared to 2014. As a result, Nationwide intends to continue its growth strategy in its Fence and gate hardware sector and will focus on developing new, innovative fence and gate hardware products and related product accessories. The increase in Nationwide’s OEM products revenue is driven primarily by the addition of a new, lower margin customer that purchases pneumatic storm door closure kits. We expect the buying pattern of this new OEM customer to be sporadic throughout the year. The increase in Patio revenue is due primarily to increased activity in the sale of foreclosed home units occurring principally in Florida.

Nationwide believes its increase in total revenue during the six-month period ended June 30, 2015, compared to the same period in 2014, is due primarily to an increase in both the number of housing starts and consumer spending in the remodeling and renovation sectors during the respective six-month periods. As Fence and gate hardware remains the primary product line marketed by Nationwide, its current business strategy is to focus on the development and marketing of its Fence and gate hardware business. The 38.5% increase in its OEM product line revenue is primarily due to Nationwide obtaining a new, low margin customer that purchases pneumatic storm door closing kits. Its year to date 2015 Patio revenue continues to be driven by new home construction, renovation and foreclosure market, primarily in Florida.

Gross Margins / Profits

	Three months ended June 30,				Increase (decrease)
	2015		2014		Amount		%
Florida Pneumatic	$4,227,000		$2,937,000		$1,290,000		43.9%
As percent of respective revenue		35.2%		33.0%	2.2	% pts
Hy-Tech	$1,604,000		$1,506,000		$98,000		6.5%
As percent of respective revenue		39.6%		39.6%	---	% Pts
Total Tools	$5,831,000		$4,443,000		$1,388,000		31.2%
As percent of respective revenue		36.3%		35.0%	1.3	% pts
Total Hardware	$2,588,000		$2,160,000		$428,000		19.8%
As percent of respective revenue		39.8%		38.7%	1.1	% pts
Consolidated	$8,419,000		$6,603,000		$1,816,000		27.5%
As percent of respective revenue		37.3%		36.1%	1.2	% pts

	Six months ended June 30,				Increase (decrease)
	2015		2014		Amount		%
Florida Pneumatic	$8,052,000		$5,563,000		$2,489,000		44.7%
As percent of respective revenue		36.2%		34.0%	2.2	% pts
Hy-Tech	$3,278,000		$3,030,000		$248,000		8.2%
As percent of respective revenue		39.2%		40.3%	(1.1	)% pts
Total Tools	$11,330,000		$8,593,000		$2,737,000		31.9%
As percent of respective revenue		37.0%		36.0%	1.0	% pts
Total Hardware	$4,608,000		$4,045,000		$563,000		13.9%
As percent of respective revenue		39.2%		39.2%	---	% pts
Consolidated	$15,938,000		$12,638,000		$3,300,000		26.1%
As percent of respective revenue		37.6%		37.0%	0.6	% pts

Tools

Florida Pneumatic’s expanded automotive product line, which now includes the AIRCAT and NITROCAT suite of pneumatic power tools, plus slightly higher gross margins generated at its overseas UAT subsidiary are the significant factors contributing to Florida Pneumatic’s second quarter 2015 gross margin improvement over the same period a year ago. However, its Retail gross margin for the second quarter of 2015, compared to the same period in 2014 declined slightly, due primarily to product mix. Further, due to a lower margin special order, our Industrial/catalog gross margin during the second quarter of 2015 was down from the same period in the prior year. Hy-Tech’s gross margin this quarter is the same as in the second quarter last year. We continue the process of incorporating the ATSCO suite of products into Hy-Tech’s Cranberry PA manufacturing facility, however, it is difficult to predict exactly when the entire product line can be produced efficiently. During this process we anticipate gross margins to improve as Hy-Tech’s overhead absorption should increase.

Florida Pneumatic’s gross margin during the six-month period ended June 30, 2015 improved 2.2 percentage points over the same period in the prior year due primarily to the additional $5.5 million of Automotive sales, which generate slightly higher gross margins than Florida Pneumatic’s historical average. However, this improvement was somewhat offset by slight gross margin declines from its Retail and Industrial/catalog product lines, due primarily to product and or customer mix. Hy-Tech’s gross margin during the first six months of 2015, compared to the same period a year ago, is down slightly, due in large part to the non-productive labor used to close and relocate ATSCO’s manufacturing equipment and inventory from Mentor, Ohio into Hy-Tech’s existing facility in Cranberry, PA during the first quarter of 2015. However, as the manufacturing of the acquired ATSCO product line becomes more efficient, we anticipate that gross margins should improve.

Hardware

Despite encountering on-going competitive pricing pressure in its Fence and gate hardware, and Patio product lines, as well as a servicing a new, low margin OEM customer, Nationwide’s second quarter 2015 gross margin increased, when compared to the same period in 2014. Within Nationwide, Fence and gate hardware generate the highest gross margins, followed by OEM, then Patio. As such, the key driver to the higher overall gross margin during the second quarter of 2015, compared to the same period in 2014 is the additional, higher margin Fence and gate hardware revenue.

Nationwide’s overall gross margin for the six-month periods ended June 30, 2015 and 2014 were the same. While its gross margin for the second quarter of 2015 reflected improvement over its first quarter of 2015, it is difficult to predict future results. Nationwide intends to continue its current strategy, which is to expand the development of new products for its Fence and gate hardware product line and to continue its growth into new or expanded locations.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the second quarter of 2015, our SG&A was $6,452,000 or 28.6% of revenue, compared to $5,556,000, or 30.4% of revenue during the same three-month period in 2014. Significant items contributing to the change in SG&A are: (i) our depreciation and amortization increased by $284,000, when comparing the three-month periods ended June 30, 2015 and 2014, most of which is attributable to the three acquisitions completed during the third quarter of 2014; (ii) as the result of the increased revenue our incremental variable costs and expenses, which includes among other expenses, commissions, warranty costs, freight out and advertising/promotional fees, increased by $310,000 during the second quarter of 2015, compared to the same period in the prior year; (iii) when comparing the second quarter of 2015 to the same period in 2014, our bad debt expense increased $135,000, primarily the result of adjustments recorded in the second quarter of 2014 that lowered our bad debt expense; (iv) compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, increased $264,000, with the majority of this increase due to the added staffing resulting from the three acquisitions; and (v), our professional services decreased $95,000, primarily due to expenses incurred in 2014 related to the three 2014 acquisitions not recurring in 2015.

During the six-month period ended June 30, 2015, our SG&A was $12,548,000, or 29.6% of revenue, compared to $10,783,000, or 31.5% of revenue during the six-month period in 2014. Significant elements of this change are: (i) depreciation and amortization increased by $554,000, most of which is attributable to the assets acquired; (ii) incremental variable costs and expenses increased $454,000, due in large part to the added revenue in 2015; (iii) compensation expenses increased $534,000, due mostly to additional staffing resulting from the three acquisitions plus slightly higher, performance–based bonus incentives; (iv) bad debt expenses increased $152,000, due primarily to adjustments made during the second quarter of 2014, which lowered our bad debt expense, and (v) our professional fees and corporate expenses, in the aggregate declined $80,000.

Interest

Our interest expense during the second quarter of 2015 was $201,000, compared to $88,000 for the same period in the prior year. The most significant factor affecting interest expense was the financing of the three acquisitions completed during the third quarter of 2014. The average balance of short-term borrowings during the second quarter of 2015 was $17,430,000, compared to $1,500,000 during the same three-month period in 2014. As a result of the aforementioned acquisitions, interest expense incurred on our Revolver borrowings during the second quarter of 2015 was $117,000, compared to $8,000 during the second quarter of 2014. Interest expense on our Long-term borrowings was $55,000, compared to $58,000 during the same three-month period in 2014. Included in our interest expense for the three-month periods ended June 30, 2015 and 2014 is amortization expense of debt financing costs of $28,000 and $22,000, respectively. An increase in the applicable loan margins that are added to both our LIBOR (London InterBank Offered Rate) or Base Rate, as defined in the Credit Agreement borrowings, also negatively impacted our interest expense.

Our interest expense during the six-month period ended June 30, 2015 was $393,000, compared to $177,000 for the same period in the prior year. The most significant factor affecting interest expense was the financing of the three acquisitions completed during the third quarter of 2014. The average balance of short-term borrowings during the first two quarters of 2015 was $15,446,000, compared to $1,309,000 during the same six-month period in 2014. As a result, interest expense incurred on our Revolver borrowings was $202,000, compared to $17,000, respectively for six-month periods ended June 30, 2015 and 2014. Interest expense incurred during these six-month periods on our Long-term borrowings was $133,000, compared to $116,000, respectively. Lastly, included in our six-month interest expense is amortization expense of debt financing costs of $55,000 in 2015 and $43,000 in 2014. An increase in the applicable loan margins that are added to both our LIBOR and Base Rate, as defined in the Credit Agreement borrowings, also negatively impacted our interest expense.

Other Income

In connection with the UAT acquisition, there was the possibility that we could pay as additional consideration to the former shareholders of UAT (the “Sellers”) up to a maximum of £250,000 (“contingent consideration”), should UAT’s net earnings, during the period from date of acquisition, July 29, 2014 through the first anniversary date, July 29, 2015, after adjusting for among other things, interest, taxes, depreciation and amortization (“adjusted net income”) exceed a minimum threshold. At the time of the acquisition we believed, based on a range of possible outcomes that it was more likely than not that UAT would achieve the amount of adjusted net income that would entitle the Sellers to the maximum amount, and accordingly recorded a $425,000 obligation as contingent consideration (£250,000 at the then foreign exchange rate). Further, we anticipated that for the twelve-month period ending July 29, 2015, a disproportionate amount of UAT’s adjusted net income would likely be attained primarily during the period beginning late first quarter 2015 through July 29, 2015. However, we now estimate that the adjusted net income for the year ending July 29, 2015 will result in the contingent consideration payable to the Sellers to be approximately $224,000. As such, we have adjusted our estimate of the payment of this contingent consideration payable to the Sellers and have recorded $201,000 as Other Income. It should be noted that this income is not subject to federal or state income tax.

Income Taxes

At the end of each interim reporting period, we estimate the effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision on a year-to-date basis and may change in subsequent interim periods. Our effective tax rate for the three and six-months ended June 30, 2015 were 33.3% and 34.6%, respectively, compared to 40.4% and 38.4%, respectively, for the three and six-month periods ended June 30, 2014. Non-taxable income of approximately $201,000 is the primary factor for the lower effective tax rate for the three and six-month periods ended June 30, 2015, compared to the same periods in 2014. Additionally, the effective tax rate for all periods differed from the U.S. federal statutory rate of 34% primarily due to state taxes and nondeductible expenses.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, August 12, 2015, at 11:00 A.M., Eastern Time, to discuss its results for three and six-month periods ended June 30, 2015. Investors and other interested parties can listen to the call by dialing 888-437-9445, or via a live web cast accessible at www.800rollcall.com/webpresenter/. To listen to the web cast, please register at the site at least 15 minutes prior to the call by entering a participant code, 8741394. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about August 13, 2015.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	June 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
Assets
Cash	$865	$1,011
Accounts receivable - net	12,504	9,547
Inventories	24,910	24,335
Deferred income taxes - net	1,149	1,149
Prepaid expenses and other current assets	1,790	1,529

Total current assets	41,218	37,571

Net property and equipment	10,097	10,592
Goodwill	12,040	11,980
Other intangible assets - net	11,804	12,437
Other assets – net	408	514
Total assets	$75,567	$73,094

Liabilities and Shareholders’ Equity
Short-term borrowings	$14,916	$11,817
Accounts payable	3,750	3,160
Accrued liabilities	4,885	5,500
Current maturities of long-term debt	498	3,167

Total current liabilities	24,049	23,644

Long-term debt, less current maturities	6,246	6,493
Deferred tax liability - net	2,766	2,720
Other liabilities	237	246

Total liabilities	33,298	33,103

Total shareholders' equity	42,269	39,991

Total liabilities and shareholders' equity	$75,567	$73,094

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30,		Six months ended June 30,
(In Thousand $)	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$22,560	$18,268	$42,386	$34,200
Cost of sales	14,141	11,665	26,448	21,562
Gross profit	8,419	6,603	15,938	12,638
Selling, general and administrative expenses	6,452	5,556	12,548	10,783
Operating income	1,967	1,047	3,390	1,855
Other income	(201)	---	(201)	---
Interest expense	201	88	393	177
Income before income taxes	1,967	959	3,198	1,678
Income tax expense	655	387	1,105	644
Net income	$1,312	$572	$2,093	$1,034

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA)

In Thousands $	Three months ended June 30,
	2015	2014
Net Income	$1,312	$572
Add:
Depreciation and amortization	757	424
Interest expense	201	88
Provision for income taxes	655	387

EBITDA (1)	$2,925	$1,471

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
AMORTIZATION (EBITDA)

In Thousands $	Six months ended June 30,
	2015	2014
Net Income	$2,093	$1,034
Add:
Depreciation and amortization	1,497	856
Interest expense	393	177
Provision for income taxes	1,105	644

EBITDA (1)	$5,088	$2,711

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the impact of the acquisitions on the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of income and comprehensive income.

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